Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement No. 333-150067 on Form S-8 of our report dated March 23, 2010, relating to the financial statements of L.W. Matteson, Inc., appearing in this Current Report on Form 8-K/A of Great Lakes Dredge & Dock Corporation.

/s/ CPA Associates PC

Burlington, Iowa

March 16, 2011